December 22, 2004



Neuberger Berman Institutional Liquidity Series
605 Third Avenue
New York, New York 10158

Ladies and Gentlemen:

      In order to provide Neuberger Berman Institutional Liquidity Series (the "Trust") with initial capital (the "Initial Interest"), we hereby purchase from the Trust 10,000 shares of the Trust class of the Prime Money Fund, a series of the Trust, at the price of $10.00 per share.

      We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.


                                 Very truly yours,


                                 Neuberger Berman Management Inc.


                                 By:  /s/ Robert Conti
                                      ------------------------------------------
                                 Name: Robert Conti
                                 Title: Executive Vice President